Exhibit 99.1

R&G FINANCIAL CORRECTS STATEMENTS ATTRIBUTED TO BANK

PRESIDENT

San Juan, Puerto Rico, January 25, 2008—R&G Financial Corporation (the “Company”) wishes to disclaim and correct statements attributed to José Díaz, the President of the Company’s wholly owned Puerto Rico banking subsidiary R-G Premier Bank, which appeared in an article in the January 24, 2008 issue of Caribbean Business. The article principally concerned the Company’s reasons for retaining the services of two investment banks, the Company’s current operating position and the status of the issuance of the Company’s consolidated financial statements for 2005 through 2007. The remarks attributed in the article to Mr. Díaz concerning these matters were not accurate, and were neither authorized by the Company nor do they reflect its views or those of its Board of Directors. The statements attributed to Mr. Díaz should not be taken to modify the Company’s previously made disclosure with regard to these matters.

As the Company previously disclosed in its amended Annual Report on Form 10-K/A for the year ended December 31, 2004 (the “2004 10-K/A”), the Company expects that until it has filed its Annual Reports on Form 10-K for the years ended December 31, 2005 and 2006 and resolved its ongoing legal and regulatory proceedings, it will have limited access to financing arrangements or other external sources of liquidity. The Company is clarifying that it has retained investment banks to advise the Company in evaluating its strategic options, including the raising of capital to strengthen its liquidity and the possible sale of the Company.

The Company also continues to operate in a difficult economic environment in Puerto Rico, and in the banking and mortgage banking market generally. As previously disclosed in the 2004 10-K/A, the Company’s ability to sell its non-conforming loan production in the local market has been limited since the 2005 announcement of its restatement of its previously issued financial statements, and the decline in conditions in the secondary mortgage market has further limited the Company’s ability to rely on secondary market sales of non-conforming loans to U.S. mainland financial institutions or other investors as outlets for the sale of its non-conforming mortgage loan production. As a result of the current economic environment in Puerto Rico, increased provisions for credit losses, substantial expenses associated with restating and preparing financial statements for prior years and resolving litigation associated with its financial restatement, and losses associated with the disposition of certain assets, the Company anticipates that it will recognize a substantial net loss for the year ending December 31, 2007.

While the Company continues to work to complete the preparation of its consolidated financial statements for the periods subsequent to 2004 and to become current in its periodic reporting obligations, the Company expresses no views regarding when its audited financial statements will be available.

FORWARD LOOKING STATEMENTS

Portions of the disclosure contained in this press release that are not statements of historical fact may include “forward-looking statements.” The words or phrases “expect,” “believe,” “anticipate,” “estimate,” “intend,” “look forward,” “should” and similar expressions are meant to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made, and to advise readers that a number of factors could cause actual results to differ materially from those contained in any forward-looking statement. The Company does not undertake, and specifically disclaims any obligation, to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements.